Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-37304, 333-74940, 333-114979, 333-123948, 333-137869, 333-158500, 333-187619 and 333-195046 on Form S-8 of our report dated March 28, 2014 (August 12, 2014 as to the effects of the change in segments described in note 5), relating to the consolidated financial statements of The Management Network Group, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in segments) appearing in this Current Report on Form 8-K of Cartesian, Inc. (formerly The Management Network Group, Inc.).

/s/ Deloitte & Touche LLP

Kansas City, Missouri

August 12, 2014